UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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JACKSONVILLE BANCORP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Jacksonville Bancorp, Inc., which will be held on Tuesday, April 22, 2014, beginning at 9:00 a.m., Eastern Time.  The meeting will be held at The Jacksonville Bank, 7880 Gate Parkway, Jacksonville, Florida 32256.  The purpose of the meeting is to consider and vote upon the proposals explained in the notice and the Proxy Statement.

A formal notice describing the business to come before the meeting, a Proxy Statement and a proxy card are enclosed.  We have also enclosed for your review the Annual Report on Form 10-K for Jacksonville Bancorp, Inc. for the year ended December 31, 2013, which contains detailed information concerning our 2013 financial performance and activities.

Your vote is very important to us and we want your shares to be represented at the meeting.   Whether or not you plan to attend the Annual Meeting in person, please vote your shares immediately by telephone, by Internet or by mail.  If you vote by mail, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope as promptly as possible.  If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

Thank you for taking the time to vote.

Sincerely,

Donald F. Glisson, Jr.
Chairman of the Board

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000
Jacksonville, Florida  32202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock:

Notice is hereby given that the Annual Meeting of Shareholders of Jacksonville Bancorp, Inc. (the “Company”) will be held on Tuesday, April 22, 2014, at 9:00 a.m., Eastern Time, at The Jacksonville Bank, 7880 Gate Parkway, Jacksonville, Florida 32256, to consider and act upon the following matters:

1.	To elect two of the Company’s directors for a two-year term;

2.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent auditor for 2014;

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation (Say-on-Pay); and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record of the Company’s common stock at the close of business on February 28, 2014 are entitled to receive notice of, and to vote on, the business that may come before the Annual Meeting.

To avoid the unnecessary expense of further solicitation, we urge you to immediately indicate your voting instructions by telephone, by Internet or by mail.  If you vote by mail, please sign, date and return the enclosed proxy card as promptly as possible in the accompanying postage-paid envelope to ensure your representation at the Annual Meeting.  You may revoke the proxy at any time before it is exercised by following the instructions set forth in Voting of Proxies on the first page of the accompanying Proxy Statement.  Please note that if you choose to vote in person at the Annual Meeting and you hold your shares through a securities broker in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.  If you wish to attend the Annual Meeting and need directions, please call us at 904-421-3040.

BY ORDER OF THE BOARD OF DIRECTORS
Kendall L. Spencer
President & Chief Executive Officer

March 26, 2014

PLEASE VOTE AS SOON AS POSSIBLE.
YOUR VOTE IS VERY IMPORTANT TO US NO MATTER HOW MANY SHARES YOU OWN.
************************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2014

The Proxy Statement and Annual Report on Form 10-K are available at
www.proxyvote.com or on the Company’s website at www.jaxbank.com.

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000
Jacksonville, Florida  32202

PROXY STATEMENT
Annual Meeting of Shareholders

This Proxy Statement and the accompanying notice and proxy card are being furnished to you as a holder of Jacksonville Bancorp, Inc. common stock, $.01 par value per share, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”).  The Annual Meeting will be held on Tuesday, April 22, 2014, beginning at 9:00 a.m., Eastern Time, at The Jacksonville Bank, 7880 Gate Parkway, Jacksonville, Florida 32256.  This Proxy Statement and the accompanying notice and proxy card are first being mailed to holders of the Company’s common stock on or about March 26, 2014.

Unless the context requires otherwise, references in this statement to “we,” “us” or “our” refer to Jacksonville Bancorp, Inc., its wholly owned subsidiary, The Jacksonville Bank, and the Bank’s wholly owned subsidiary, Fountain Financial, Inc., on a consolidated basis.  References to the “Company” denote Jacksonville Bancorp, Inc.  The Jacksonville Bank is referred to as the “Bank.”

VOTING OF PROXIES
The proxy card accompanying this Proxy Statement is being solicited by the Board.  Shares represented by a proxy properly signed and returned, unless subsequently revoked, will be voted at the Annual Meeting in accordance with the instructions marked on the proxy.  If a proxy is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR approval of the proposals stated in this Proxy Statement and in the discretion of the persons named in the proxy on other matters that may properly come before the Annual Meeting.

If you have executed and delivered a proxy, you may revoke such proxy at any time before it is voted by attending the Annual Meeting and voting in person, or by giving written notice of revocation of the proxy or by submitting a signed proxy bearing a later date.  Any notice of revocation or later dated proxy should be sent to Broadridge Financial Solutions, Inc. (“Broadridge”), who is assisting the Company in the tabulation of proxies, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Vote Processing Department.  In order for the notice of revocation or later proxy to revoke the prior proxy, Broadridge must receive such notice or later proxy before the vote of shareholders at the Annual Meeting.  Unless you vote at the meeting or take other action, your attendance at the Annual Meeting will not revoke your proxy.  If your shares are held in street name (for example, held in the name of a bank, broker or other holder of record), you must obtain a proxy, executed in your favor, from your bank, broker, or other holder of record to be able to vote at the Annual Meeting.

VOTING REQUIREMENTS AND PROCEDURES
The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the shares of common stock entitled to be cast and held by holders of the outstanding shares of common stock entitled to vote constitutes a quorum at a meeting of shareholders.  Our Bylaws require that directors be elected by a majority of the votes cast unless the election is contested.  A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director.  In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  Each of Proposal 2 (Ratification of Appointment of Independent Auditor) and Proposal 3 (Say-on-Pay) will also be approved if votes cast for the proposal exceed the votes cast against the proposal.

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters.  At this meeting, the only routine matter is the ratification of our independent auditor (Proposal 2).  Brokerage firms may not vote without instructions from you on the other proposals.  Without your voting instructions on items that require them, a “broker non-vote” will occur.  Abstentions and broker non-votes will be considered present for purposes of constituting a quorum but will have no effect under Florida law with respect to the votes on the proposals.

If you hold your shares in street name and have questions or concerns about your proxy card, you are strongly encouraged to contact your bank, broker or other holder of record through which you hold the Company’s shares.

VOTING SECURITIES
The Board has fixed the close of business on February 28, 2014 as the record date for determining the holders of its common stock entitled to receive notice of, and to vote at, the Annual Meeting.  At the close of business on February 28, 2014, there were issued and outstanding 3,177,090 shares of the Company’s common stock, on a post-split basis, entitled to vote at the Annual Meeting held by approximately 379 registered holders.  You are entitled to one vote upon each matter properly submitted at the Annual Meeting for each share of common stock held on the record date.  Shareholders may not cumulate their votes in the election of directors.

PURPOSE OF MEETING
The Company anticipates that its shareholders will act upon the following business at the meeting:

•	Proposal 1: Election of Directors

•	Proposal 2: Ratification of Crowe Horwath LLP as the Company’s Independent Auditor for 2014

•	Proposal 3: Approval of Executive Compensation (Say-on-Pay)

PROPOSAL 1:  ELECTION OF DIRECTORS
The directors nominated for election at the Annual Meeting are John A. Delaney and Kendall L. Spencer in Class 2.  Each nominee is an incumbent director who was recommended by the Nominating and Corporate Governance Committee and nominated by the Board.  The Board currently consists of nine directors; however, one of our current Class 2 directors, Charles F. Spencer, has decided to retire effective April 22, 2014 and, as a result, will not seek nomination for the 2014/2015 term.

If elected, each nominee will serve on the Board until our 2016 Annual Meeting of Shareholders and until his successor shall have been elected and qualified, or until his prior death, resignation, retirement, disqualification, or removal from office.  Although there are currently directorship vacancies on the Board, proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.  The Nominating and Corporate Governance Committee is currently evaluating how to fill the current vacancies on the Board.

The Bylaws require that each director be elected by a majority of the votes cast with respect to such director unless the election is contested.  In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  If an incumbent director in an uncontested election does not receive a majority of votes cast or his or her election, the director is required to promptly submit an irrevocable letter of resignation to the Board.  Within 90 days of the certification of the election results, the Board must accept the resignation.

The Board is comprised of individuals with a variety of complementary skills derived from their diverse backgrounds and experiences.  All of the Company’s directors share an ability to make independent analytical inquiries, and the overall composition of the Board demonstrates a balance of diversity, including with respect to perspectives, backgrounds, professional experiences, differences in viewpoint, education, skills, age, race and national origin.  The following provides certain information with respect to each of the Company’s directors, including the nominees for director in Class 2.  Except as otherwise indicated, each person has been or was engaged in his present or last principal occupation, in the same or a similar position, for more than five years.

CLASS 2 DIRECTORS— Term expires at the 2014 Annual Meeting of Shareholders

Name	Age	Positions Held and Principal Occupations During the Past Five Years
John A. Delaney	57

Director of the Company and the Bank since 2013.  Mr. Delaney has been President of the University of North Florida since 2003. Prior to that, he served as Mayor of the City of Jacksonville from 1995 to 2003.  He began his career as a prosecutor, eventually serving as the Chief Assistant State Attorney for northeast Florida’s Fourth Judicial Circuit.  He also served as General Counsel of the City of Jacksonville and as Chief of Staff before running for Mayor.  He has a bachelors degree and a law degree from the University of Florida.

Mr. Delaney serves on a number of corporate and non-profit boards, including as lead outside director for Main Street America Group, a property and casualty insurance company; Chairman of JaxUSA Partners, the economic development arm of the Jacksonville Regional Chamber of Commerce; and as a board member of the Jacksonville Civic Council and of Florida’s Council of 100.

As a result of these professional and other experiences, Mr. Delaney possesses particular attributes—including a high level of integrity and personal character; business acumen; participation in civic and charitable organizations; and vast public and private sector experience—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Kendall L. Spencer	61

Director of the Company and the Bank since December 2013.  Appointed President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank in December 2013.

Mr. Spencer has over 30 years of executive and senior level commercial bank leadership and management experience.  From 2009 to December 2013, Mr. Spencer consulted with community banks in north Florida, and prior to joining the Company, he was the Executive Vice President and Senior Commercial Banker of Florida Citizens Bank during 2013.  His professional background also includes various management positions, including the State President of Mercantile Bank (2000-2009), Corporate Executive Vice President and Director of Business Banking for Barnett Bank, Inc., as well as CEO and President of various community and regional Barnett Banks within the state of Florida.  Mr. Spencer also serves on the boards of Family First and the Jacksonville City Rescue Mission.  He holds a Bachelor of Science in Finance from the University of Florida and has post-graduate professional education from the Stonier Graduate School of Banking at the University of Delaware and North Dakota State University.

As a result of these professional and other experiences, Mr. Spencer possesses particular attributes—including a high level of integrity and personal character; banking and financial services industry experience; financial sophistication; extensive management and leadership skills; and participation in civic and charitable organizations—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

CLASS 3 DIRECTORS—Term expires at the 2015 Annual Meeting of Shareholders

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Donald F. Glisson, Jr.	53

Director of the Company and the Bank since November 2010.  Named Chairman of the Board of the Company in April 2103 and Executive Chairman in December 2013.  Formerly Chairman of the Board of Oceanside Bank and its holding company, Atlantic BancGroup, Inc., from 1996 through November 2010, when Atlantic BancGroup, Inc. merged with and into the Company.  Mr. Glisson is the Chairman and Chief Executive Officer of Triad Financial Services, Inc., a consumer finance company based in Jacksonville, Florida, with five other offices across the country.  Triad is the second largest originator of manufactured housing loans in the U.S.

Mr. Glisson is very active in a host of civic and economic endeavors, including serving on the board of directors of the Florida State University Alumni Association and the Board of Governors of the Florida State University College of Business.  In April 2012, Mr. Glisson was appointed by the CFO of the State of Florida to the Board of Governors of Citizens Insurance Company, the property insurance company created by the State of Florida to provide homeowners insurance to Floridians.  Mr. Glisson received his Bachelor of Science degree in Finance from Florida State University.

As a result of these professional and other experiences, Mr. Glisson possesses particular attributes—including a high level of integrity and personal character; accounting and financial acumen; banking and financial services industry experience; corporate structure and other public and private sector experience; background in mergers and acquisitions; and experience in manufacturing—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
James M. Healey	56

Director of the Company and the Bank since 1999.  Owner of House & Home Investments, Inc., a real estate management company, and its President since 2005.  Partner of Mint Magazine, Inc. since 1992.  Before his association with Paper Mint Magazine in 1985, Mr. Healey worked with Carnation Food Products, Inc. and International Harvester.  Mr. Healey attended Purdue University where he received a Bachelor of Arts degree from Purdue’s Business School with special studies in marketing and personnel.  Mr. Healey has been a resident and active member of the Jacksonville community since 1984.

As a result of these professional and other experiences, Mr. Healey possesses particular attributes—including a high level of integrity and personal character; background in corporate structure; and experience in marketing, sales and the retail environment—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

John P. Sullivan	57
Director of the Company and the Bank since November 2010.  Currently the managing director with CapGen Capital Advisors and a director of Palmetto Bank and Palmetto Bancshares, Inc.  Mr. Sullivan has extensive experience and a diverse background in all facets of bank and financial management.  He served as Chairman, President, Chief Executive and Chief Operating Officer of various financial institutions in the New York metropolitan area, including Hamilton Bancorp, River Bank America (East River Savings Bank), Continental Bank, and the Olympian New York Corp.  Mr. Sullivan has gained a reputation as a business turnaround specialist with strong allegiances to both investors and customers and has been a 'first call' executive for many bank regulators when trouble surfaces at a regulated entity.  Mr. Sullivan is a senior advisor for New York State's largest de novo banking effort, Signature Bank.  Prior to joining CapGen, he served as a senior advisor to the global financial services practice of a 'big four' accounting firm.  In this capacity, he provided guidance and thought leadership to some of the firm's largest financial services clients on banking matters, such as merger and acquisition activity, capital transactions, regulatory issues, credit quality, and credit risk.  He is frequently called upon to provide guidance and expertise in highly complex financial and operational situations for banks and other financial services companies.

As a result of these professional and other experiences, Mr. Sullivan possesses particular attributes—including a high level of integrity and personal character; operational and financial management expertise (particularly with banks); corporate board experience; and experience with mergers and acquisitions—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

CLASS 1 DIRECTORS—Term expires at the 2016 Annual Meeting of Shareholders

Name	Age	Positions Held and Principal Occupations During the Past Five Years
John W. Rose	64

Director of the Company and the Bank since 1999.  A financial services executive, advisor and investor for over 30 years.  Mr. Rose is a Principal of CapGen Financial LLC, a New York City-based private equity fund established in 2007, which specializes in bank and thrift investments.  Prior to that, from 1991 to 2007, he was President of McAllen Capital Partners, a financial advisory firm.  Mr. Rose currently serves as a director at the following entities:  FNB Corp., a bank holding company in Hermitage, Pennsylvania (since 2003) and PacWest Bancorp, a bank holding company in Los Angeles, California (since 2009).  He formerly served as director of White River Capital Corp. (2005-2013) and First Chicago Bancorp (2006-2011).  Mr. Rose earned his undergraduate degree from Case Western Reserve University and his M.B.A. from Columbia University.

As a result of these professional and other experiences, Mr. Rose possesses particular attributes—including a high level of integrity and personal character; accounting and financial acumen; extensive bank holding company board and committee experience (specifically audit, compensation and governance); and experience with mergers and acquisitions—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Price W. Schwenck	71

Director of the Company and the Bank since 1999 and Chairman of the Board of Directors for the Bank since 1999.  Formerly Chief Executive Officer of the Company from May 2010 to June 2012 and Chief Executive Officer of the Bank from June 2011 to June 2012.  From May 2000 to February 2003, Mr. Schwenck was President and Chief Executive Officer of P.C.B. Bancorp, Inc., a multi-bank holding company located in Clearwater, Florida.  Mr. Schwenck served as Regional President for First Union National Bank in Ft. Lauderdale, Florida, from 1988 to 1994 and in Jacksonville, Florida, from 1994 until he retired in 1999.  He formerly served as a director of Freedom Bank of America from 2005 to 2012 and is currently a Partner in JBS Accretive Consulting, LLC.  He received his Bachelors degree and M.B.A. from the University of South Florida and his M.S. from the University of Miami in 1996 after four years of extended study and application in the field of quality management and leadership.

As a result of these professional and other experiences, Mr. Schwenck possesses particular attributes—including a high level of integrity and personal character; corporate structure and board experience; experience with mergers and acquisitions; private and public sector experience; banking and financial services industry experience; and strategic planning and management experience—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Gary L. Winfield, M.D.	57
Director of the Company and the Bank since 1999 and former Chairman of the Board of the Company from July 2012 to April 2013.  Dr. Winfield has served as a Division Chief Medical Officer for the Continental Division of HCA since 2013.  Prior to that, Dr. Winfield served as a Chief Medical Officer of Memorial Hospital from November 2005 to 2013.  From 1991 through 2007, Dr. Winfield had an active family practice in Jacksonville Beach, Florida, operating as Sandcastle Family Practice, P.A.  He has also been a consultant since June 2000.  In addition, Dr. Winfield has served as Vice President of Medical Affairs for Anthem Health Plans of Florida, a provider of health insurance.  Dr. Winfield received his undergraduate degree from the University of Oklahoma and is a graduate of the College of Medicine at the University of Oklahoma.

As a result of these professional and other experiences, Dr. Winfield possesses particular attributes—including a high level of integrity and personal character; business and financial sophistication; business, professional and personal contacts; and an ability to apply sound and independent business judgment—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 1.

BOARD OF DIRECTORS, GOVERNANCE AND COMMITTEES

Board of Directors.  Nine directors currently serve on the Board; however, one of our current Class 2 directors, Charles F. Spencer, has decided to retire effective April 22, 2014 and, as a result, will not seek nomination for the 2014/2015 term.  Information regarding each of our Class 2 director nominees, along with our Class 1 and Class 3 directors, is provided under “Proposal 1:  Election of Directors” above.  In accordance with the Company’s Bylaws, the Board has set the number of the Company’s directors at 12, and is currently evaluating how to fill the existing vacancies.  All directors of the Company also currently serve on the board of directors of the Bank.

The Company’s directors are currently divided into three classes.  However, the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), provide for a phased-in declassification of the Board and the annual election of directors.  The term of office for those nominees elected as Class 2 directors at this Annual Meeting is two years and will expire at the Annual Meeting of Shareholders in 2016.  The current term of office of the Class 3 directors expires at the Annual Meeting of Shareholders in 2015, and the current term of office of the Class 1 directors expires at the Annual Meeting of Shareholders in 2016.

Corporate Governance.  The Board is committed to good business practices, transparency in financial reporting, the highest level of corporate governance and the highest ethical, moral and legal standards in the conduct of its business and operations. We believe that these standards form the basis for our reputation of integrity in the marketplace and are essential to our efficiency and continued overall success.

Communications with the Board of Directors.  The Board has established a process for shareholders to communicate with members of the Board.  If you would like to contact the Board, you can do so by forwarding your concern, question or comment to the Company’s President and Chief Executive Officer, Kendall L. Spencer, at 100 North Laura Street, Jacksonville, Florida 32202, who will relay the information to the Board at or prior to the Board’s next meeting.

Independence.  The Board has determined that seven of its nine members are independent as defined under the NASDAQ Marketplace Rules:  Messrs. Delaney, Glisson, Healey, Rose, Charles Spencer, Sullivan and Winfield.  Mr. Spencer is considered to be an “inside” director because of his employment with the Company and the Bank.  Mr. Kendall Spencer currently serves as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank.  Mr. Schwenck is not independent because of his past employment as President and Chief Executive Officer of the Company, and as Chief Executive Officer of the Bank, prior to his retirement in June 2012.  He remains on the boards of directors of the Company and the Bank and is the Chairman of the Board of the Bank.  Two of the three other individuals who served on the Board in 2013, but who are not currently directors of the Company, were also independent under the NASDAQ Marketplace Rules:  William R. Klich and Terrie G. Spiro.  Stephen C. Green, the third individual, was considered an “inside” director because of his then-current employment as an executive officer of the Company.  The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any other member of management present.  In 2013, the independent directors held six executive sessions after Board meetings; five executive sessions after Audit Committee meetings; four executive sessions after Compensation Committee meetings; and one executive session after a Corporate Governance Committee meeting.

Meetings.  During fiscal year 2013, the Board held nine regular meetings and three special meetings, and all directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served.  Board members are encouraged, but not required, to attend the Annual Meeting, and all eight of the then-current Board members attended the Annual Meeting of Shareholders in 2013.

Committees.  The Board maintains an Audit Committee, an Organization and Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee, which are described below.  The Board elects the members of these committees annually, and membership may change throughout the year based on varying circumstances at the discretion of the Board.  In addition, the Chairman of the Board, Donald F. Glisson, Jr., serves as an ex officio member of all committees of the Board.

Audit Committee.  The Audit Committee is responsible for the matters set forth in its written charter, a copy of which is available on the Company’s website at www.jaxbank.com and which was adopted by the Board.  The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial reports, systems of internal controls regarding finance, accounting, legal compliance and ethics, and evaluating the independence of the Company’s independent auditor.  The Audit Committee held nine meetings in 2013.  The current members of the Audit Committee are John A. Delaney, James M. Healey, John W. Rose, John P. Sullivan (Chairman) and Gary L. Winfield, M.D.  All members of the Audit Committee are independent as defined by rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NASDAQ Marketplace Rules.

Audit Committee Pre-Approval Policies and Procedures.  In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee is required to pre-approve all auditing services and permissible nonaudit services, including related fees and terms, to be performed for the Company by its independent auditor subject to the de minimus exceptions for nonaudit services described under the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.  In 2013, the Audit Committee pre-approved all services performed for the Company by its independent auditor.

Audit Committee Financial Expert.  The Board of Directors has determined that John P. Sullivan is an audit committee financial expert.  Mr. Sullivan is independent as defined by the NASDAQ Marketplace Rules and the rules promulgated under the Exchange Act.

Organization and Compensation Committee.  The Organization and Compensation Committee, the charter of which is available on the Company’s website at www.jaxbank.com, is responsible for oversight of compensation matters, employment issues and personnel policies.  The Organization and Compensation Committee’s primary responsibilities are to:

•	Establish and review the Company’s overall compensation philosophy and policies;
•	Determine the compensation of the Chief Executive Officer and the Company’s other executive officers, including salaries, bonuses and other forms of long-term compensation and employee benefits, based on annual and long-term performance goals and objectives;
•	Design, approve and evaluate the compensation plans, policies and programs on behalf of the Board as well as any employment or severance agreement with any executive officer (and any amendments or modifications thereto);
•	Approve grants of stock options and other equity awards, making recommendations regarding new, or changes to existing, employee benefit plans and considering the results of the shareholder Say-on-Pay advisory vote and the Say-on-Frequency advisory vote; and
•	Review general levels of compensation and evaluate salaries and other compensation in light of industry trends and the practices of similarly situated, publicly traded bank holding companies.

The Organization and Compensation Committee may retain one or more compensation consultants or other advisors to assist it with these duties and shall have available to it such support personnel, including management staff, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities.  In 2013, neither the Organization and Compensation Committee nor Company management engaged any compensation consultants.

The Organization and Compensation Committee held ten meetings in 2013.  The current members of the Organization and Compensation Committee are John W. Rose (Chairman), John A. Delaney, Price W. Schwenck and John P. Sullivan, all of whom are independent as defined under the NASDAQ Marketplace Rules, except for Mr. Schwenck.

Consideration of the following year’s total compensation starts during the fourth quarter of each year.  During the fourth quarter meetings, matters such as changes in the market data, plan philosophy and design, expected performance and historical performance are discussed.  Final determinations of salaries and annual incentive targets are made at the Organization and Compensation Committee’s meeting in connection with the Board’s regular meeting in January.  At that meeting, the Organization and Compensation Committee is able to review prior year performance and the status of prior awards of long-term incentive compensation.  The Organization and Compensation Committee has found that considering these matters in this manner allows it to not only factor in the prior year’s financial results and the next year’s operating plan, but also to better assess the prior year’s compensation.  Occasionally, grants of long-term incentive compensation or changes in compensation are made at other meetings of the Organization and Compensation Committee.

The Company’s President and Chief Executive Officer is involved in making compensation recommendations for other executive officers, which are considered by the Organization and Compensation Committee.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for formulating policies governing the Board and its committees as set out in its charter, a copy of which is available on the Company’s website at www.jaxbank.com.  The responsibilities include:

•	Recommending new director nominees and establishing criteria for membership on the Board;

•	Designating chairs and members of Board committees;

•	Setting dates for Board meetings;

•	Monitoring compliance with the Company’s Bylaws and regulations governing public companies; and

•	Making recommendations regarding director compensation.

The Nominating and Corporate Governance Committee held five meetings in 2013.  The current members of the Nominating and Corporate Governance Committee are John A. Delaney (Chairman), John W. Rose, Charles F. Spencer, John P. Sullivan and Gary L. Winfield, all of whom are independent as defined under the NASDAQ Marketplace Rules.

Executive Committee. The Executive Committee is comprised of the chairperson of each committee of the Board and the Bank’s board of directors, along with the Chairman of the Board of both the Company’s and the Bank’s boards of directors.  The Executive Committee was created to act on critical issues and to make emergency decisions between board meetings, if necessary, and acts on behalf of the entire board.

Director Nominations. In the event of selecting a new director nominee, the Nominating and Corporate Governance Committee will develop a pool of potential director candidates for consideration based on each candidate’s business and professional experience, involvement in the community and understanding of the business and operations of the Company.  Candidates must possess the skills and capacity necessary to provide strategic direction to the Company, be willing to represent the interests of all shareholders, be able to work in a collegial board environment and be available to devote the necessary time to the business of the Company.  While the Board does not have a formal policy with respect to director diversity, it has a desire for an overall balance of diversity of perspectives, backgrounds and experiences.  The Nominating and Corporate Governance Committee recognizes that a Board with a diverse set of skills, experiences, education and perspectives creates a governing body best suited to provide oversight of the long-term interests of the Company’s shareholders, employees and customers.

The Nominating and Corporate Governance Committee will consider candidates for Board seats who are recommended by the Company’s shareholders, but a formal policy has not been adopted with respect to consideration of such candidates because shareholder recommendations may be informally submitted and considered by the Nominating and Corporate Governance Committee under its charter.  Under the Company’s Articles, notice of the proposed director nomination must be made (i) with respect to an election of directors to be held at an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary of the last annual meeting (or if the date is changed by more than 20 days from such anniversary date, within ten days after the date the Company mails or otherwise gives notice of the date of such meeting), and (ii) with respect to an election to be held at a special meeting called for that purpose, not later than the close of business of the tenth day following the date on which notice of the meeting was first mailed to shareholders.  The shareholder making the nomination must be entitled to vote in the election of directors and the nomination may only be made in a meeting of the Company’s shareholders called for the election of directors at which such nominator shareholder is present in person or by proxy.  The notice of the proposed director nomination must state (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee during the past five years; (3) the number of shares of the Company’s common stock beneficially owned by such nominee; (4) the particular experience, qualifications, attributes or skills that qualify each such nominee to serve as a director of the Company; (5) whether each such nominee has ever been at any time a director, officer or beneficial owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description thereof; (6) any directorships or similar positions held by such nominee in the last five years in any person with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or of a registered investment company; (7) whether, in the last ten years, each such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any administrative proceeding or proceeding in bankruptcy, in order to evaluate the ability or integrity of the nominee; (8) the name and address of the nominator and the number of shares of our common stock held by the nominator, and a written confirmation that the nominator is and will remain a shareholder of the Company through the meeting; (9) a representation that the nominator intends to appear in person or by proxy at the meeting to make such nomination; (10) full disclosure of the existence and terms of all agreements and understandings between the nominator or any other person and the nominee with respect to the nominee’s nomination, or possible election and service to the Board, or a confirmation that there are no such arrangements or understandings; (11) the written consent of each such nominee to serve as a director, if elected; and (12) any other information reasonably requested by the Company.  Any notices of proposed director nominations should be sent to the President and Chief Executive Officer, Kendall L. Spencer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202.  Directors should possess qualities such as understanding the business and operations of the Bank and corporate governance principles.

Board Leadership Structure and Role in Risk Oversight.  With respect to the roles of Chairman and Chief Executive Officer, the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances.  The Board believes it is beneficial to the Company’s shareholders to separate these positions and has designated Donald F. Glisson, Jr. as Chairman of the Board and Kendall L. Spencer as President and Chief Executive Officer.  On June 27, 2013, Mr. Glisson was appointed to serve as the Company’s interim principal executive officer until a successor was identified to replace Stephen C. Green, the Company’s former President and Chief Executive Officer, who resigned on June 24, 2013.  Effective December 10, 2013, Mr. Spencer was appointed to begin serving as President and Chief Executive Officer as well as a director of the Company.  While the Board believes that the Chief Executive Officer should be a member of the Board, the Board considers it advantageous to independence, perspective, oversight and objectivity to have a separate, independent board member to serve as Chairman of the Board.  The roles have been separated since the inception of the Company in 1999, and the Company has been well served by this leadership structure.  The Board believes this arrangement conforms to industry best practices but may reconsider this leadership structure from time to time based on then-current circumstances.

The Board has oversight responsibility with respect to the Company’s risk management processes.  This includes understanding the Company’s philosophy and strategy towards risk management and mitigation.  The Board regularly reviews information regarding the Company’s financial, credit, liquidity, operational, legal, regulatory, compliance, reputational and strategic risks based on reports from management.  The Audit Committee is primarily responsible for overseeing the process by which risks are managed.  This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures.  Management routinely reports to the Audit Committee on risk management processes and the risk identification and evaluation results.  In addition, because our operations are conducted primarily through the Bank, we maintain an asset liability committee of the Bank’s board of directors as well as an asset liability committee at the Bank management level (together, the “ALCO Committees”).  The ALCO Committees are charged with monitoring our liquidity and funds position and regularly review the rate sensitivity position; loans-to-deposits ratios; and average maturities for certain categories of liabilities.  The ALCO Committee of the Bank’s board of directors reports to the Bank’s board at least quarterly and otherwise, as needed.  The Bank’s Loan Committee also assists the board with enterprise risk management.  The Loan Committee is primarily responsible for the identification and management of credit risk.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers, other than Kendall Spencer who also serves as a director, are listed below.  Except as otherwise indicated, each person has been or was engaged in his or her present or last principal occupation, in the same or a similar position, for more than five years.  Each officer is elected by the Board annually and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Scott M. Hall	49
Executive Vice President of the Company since February 2008 and President of the Bank since August 2011.  Mr. Hall served as Chief Credit Officer of both the Company and the Bank from April 2010 to August 2011.  He also previously served as Chief Lending Officer of the Company and the Bank from 2008 to April 2010 and as Executive Vice President and Senior Loan Officer of the Bank from 2000 to 2008.

Mr. Hall has over 24 years of experience in the financial services industry.  Before joining the Bank in 1999 as Senior Vice President, he was employed with First Union National Bank in Jacksonville, Florida, for eight years as Vice President/Commercial Banking Relationship Manager.  His community activities include serving as a committee member of the Gator Bowl Association, The National Association of Industrial and Office Properties (NAIOP) and The Jacksonville Downtown Rotary Club.  Mr. Hall is a graduate of the University of North Florida, where he received his Bachelor of Business Administration degree in Finance.

Margaret A. Incandela	49
Executive Vice President and Chief Credit Officer of the Company and the Bank since May 2012 and Chief Operating Officer of both since June 2012.  Ms. Incandela has worked as a banking professional for over 25 years with institutions across the country and is well known within the industry for her commercial and consumer credit management and lending experience.  From 2009 through April 2012, Ms. Incandela was the Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce in San Jose, California, where she also oversaw the Special Assets and Real Estate Lending Departments.  From April 2008 to January 2009, Ms. Incandela served as Executive Vice President and Chief Credit Officer of New Resource Bank in San Francisco, California, where she strengthened that bank’s credit culture.  From August 2006 to April 2008, she was employed by Heritage Bank of Commerce (and its predecessor by merger, Diablo Valley Bank), where she served as Senior Vice President and Chief Credit Officer (before the merger).  Prior to joining Heritage Bank of Commerce, Ms. Incandela served in various other credit and lending positions at CIB Marine Bancshares, Inc. (Chicago, Illinois), Bridgeview Bank (Chicago, Illinois), Banco Popular North America (New York, Chicago, Illinois and Houston, Texas), Bank United (Houston, Texas), Compass Bank (Houston, Texas), First City Bancorporation (Houston, Texas) and MBank Alamo (San Antonio, Texas).  Ms. Incandela holds a B.B.A. in Finance from the University of Texas at San Antonio.

Valerie A. Kendall	61
Executive Vice President and Chief Financial Officer of the Company and the Bank since 2004.  Ms. Kendall’s banking career spans more than 20 years.  Prior to joining the Bank, she served from 2000 until 2004 as Executive Vice President and Chief Financial Officer of P.C.B. Bancorp, Inc., a $650 million multi-bank holding company based in Clearwater, Florida.  She also held senior finance positions with AmSouth Bank (Regions Bank), Barnett Bank (Bank of America) and SunTrust.  Ms. Kendall received her Bachelor of Science degree in Accounting from Florida Southern College and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table sets forth for the fiscal years ended December 31, 2013 and December 31, 2012 the compensation paid or accrued for services in all capacities to persons who have served as the Company’s principal executive officer in 2013 in addition to the two other most highly compensated officers in 2013 (the “named executive officers”).

Name and Principal Position	Year	Salary (1)	Bonus	Option Awards (2)	All Other Compensation		Total Compensation
Kendall L. Spencer (3) President and Chief Executive Officer	2013	$14,719	--	$13,473 --	--		$28,192
Scott M. Hall	2013	$210,000	--	$5,526	$20,780	(4)	$236,306
Executive Vice President and Bank President	2012	$208,333	--	$6,717	$20,455	(5)	$235,505
Margaret A. Incandela	2013	$241,667	--	$27,629	$--		$269,296
Executive Vice President, Chief Operating Officer and Chief Credit Officer	2012	$126,539	--	--	10,000	(6)	$136,539
Donald F. Glisson, Jr. Former interim principal executive officer Executive Chairman	2013	--	--	$32,540	$55,459	(7)	$87,999
Stephen C. Green (8)	2013	$150,000	--	--	$150,000	(9)	$300,000
Former president and chief executive officer	2012	$162,500	--	--	$4,905	(10)	$167,405

(1)
Mr. Spencer joined the Company in December 2013 with an annual salary of $258,000.
Mr. Hall’s annual salary remained unchanged in 2013 at $210,000.
Ms. Incandela’s annual salary increased from $200,000 to $250,000 effective March 1, 2013 based on 2012 performance.
Mr. Green’s annual salary remained unchanged in 2013 at $300,000 through his retirement in June 2013.

(2)	For further information, refer to “Note 14—Share-Based Compensation” in the notes to the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. See “Outstanding Equity Awards at Year End” for material terms of these option awards.

(3)	Mr. Spencer joined the Company as President and Chief Executive Officer in December 2013.

(4)	Represents Company matches for 401(k) deferrals of $5,250, $10,250 for use of Company owned automobile and $5,280 in club dues in 2013.

(5)	Represents Company matches for 401(k) deferrals of $5,125, $10,250 for use of Company owned automobile, and $5,080 in club dues in 2012.

(6)	Represents payments for relocation expenses in 2012.

(7)	Represents $25,459 in standard director fees paid in connection with Mr. Glisson’s service on the boards of directors of the Company and the Bank, and $30,000 in additional board fees paid retroactively since July 1, 2013 in consideration of Mr. Glisson’s services as interim principal executive officer. See “Director Compensation” for more information regarding such fees.

(8)	Mr. Green retired as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank in June 2013.

(9)	Represents severance payments in 2013.

(10)	Represents payments for temporary housing in 2012.

No bonuses were awarded in 2013; however, options to purchase common stock were granted as follows:  (i) Mr. Spencer was granted options to purchase 30,000 shares of common stock at an exercise price of $13.00 per share, which options vest in equal increments of 33 1/3% over a three-year period beginning on December 10, 2014, (ii) Mr. Hall was granted options to purchase 15,000 shares of common stock at an exercise price of $10.20 per share, which options vest in equal annual increments of 25% over a four-year period beginning on October 8, 2014, and (iii) Ms. Incandela was granted options to purchase 75,000 shares of common stock at an exercise price of $10.20 per share, which options vest 20% on October 8, 2013 and 40% on each of December 31, 2013 and December 31, 2014.  Mr. Hall was granted options to purchase 750 shares of common stock of the Company in 2012, which options are exercisable at $140.00 per share and vest in equal annual increments of 25% over a four-year period beginning on January 9, 2013.  Please see “Outstanding Equity Awards at Year End” for more information regarding these awards.

All common stock and nonvoting common stock share amounts in this Proxy Statement have been retrospectively adjusted, as applicable, to reflect the 1-for-20 reverse stock split that was effective on October 24, 2013.

OUTSTANDING EQUITY AWARDS AT YEAR END
The following table details all outstanding equity grants for the named executive officers as of December 31, 2013:

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(6)		Number of Securities Underlying Unexercised Options (#) Unexercisabl (6)	Option Exercise Price ($)(6)	Option Expiration Date
Kendall L. Spencer	12/10/2013 (3)	--		30,000	13.00	12/10/2018

Scott M. Hall	04/07/2004 (2)	375		--	465.00	04/06/2014
	12/21/2009 (1)	750		--	200.00	12/21/2014
	08/30/2011 (1)	500		500	200.00	08/30/2016
	01/09/2012 (1)	187		563	140.00	01/09/2017
	10/08/2013 (1)		--	15,000	10.20	10/08/2018

Margaret A. Incandela	10/08/2013 (4)	45,000		30,000	10.20	10/08/2018

Donald F. Glisson, Jr.	12/20/2013 (5)	50,000		50,000	12.64	12/20/2018

(1)	Options become exercisable in equal annual increments of 25% over a four-year period beginning on the first anniversary of the date of grant.
(2)	Options become exercisable in equal annual increments of 20% over a five-year period beginning on the first anniversary of the date of grant.
(3)	Options become exercisable in equal annual increments of 33 1/3% over a three-year period beginning on the first anniversary of the date of grant.
(4)	Options become exercisable as follows: 20% on October 8, 2013; 40% on December 31, 2013; and 40% on December 31, 2014.
(5)	Options become exercisable as follows: 50% on December 20, 2013; 25% on July 1, 2014; and 25% on July 1, 2015.
(6)	The options that were granted before the Company’s 1-for-20 reverse stock split effective October 24, 2013 have been adjusted to reflect the reverse stock split.

On June 24, 2013, Mr. Green resigned as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank.  In connection with Mr. Green’s resignation, all options held by Mr. Green were deemed fully vested and subsequently expired on September 23, 2013.

OPTION EXERCISES AND STOCK VESTING
There were no option exercises by executive officers in the last fiscal year, and no executive officers have been granted or hold restricted stock.

RETIREMENT AND PENSION BENEFITS
The Company does not offer a retirement plan for executive officers or other employees, but does offer participation in the Jacksonville Bancorp, Inc. 401(k) Plan (the “Plan”) to all employees, including executive officers.  The Plan is a qualified retirement plan that was adopted to provide employees with the opportunity to save for retirement on a tax-advantaged basis.  Employees may elect to contribute a portion of their compensation to the Plan after six months of full-time employment, and the Company may make a discretionary matching contribution to the Plan on their behalf equal to a uniform percentage of their salary deferrals.  The Company determined the amount of the discretionary percentage each year.  The participants under the Plan may elect to reduce their compensation by a specific percentage or dollar amount and have that amount contributed to the Plan as either a Pre-Tax 401(k) deferral or a Roth 401(k) deferral.  The vesting schedule for profit sharing contributions covers a five-year period as follows:

1 Year of Service	0%
2 Years of Service	25%
3 Years of Service	50%
4 Years of Service	75%
5 Years of Service	100%

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
The following information relates to employment agreements and arrangements between the Company and/or Bank and each of the named executive officers.  Other than as described below, there are no potential payments to a named executive officer upon termination or a change in control.

Kendall L. Spencer.  Kendall L. Spencer entered into an executive employment agreement with the Company and the Bank on December 10, 2013 (the “Spencer Agreement”).  Under the Spencer Agreement, Mr. Spencer earns a base salary of $258,000, with annual adjustments subject to the discretion of the Board or a committee thereof.  Under the Spencer Agreement, the Bank agreed to grant to Mr. Spencer an option to purchase up to 30,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock (the “Spencer Options”).  Mr. Spencer is also entitled to receive incentive compensation and bonuses as may be determined from time to time by the Board, and to participate in and receive the benefits of any stock option plans, stock ownership plans, profit sharing plans, 401(k) plans, or other plans, benefits and privileges given to the Bank’s employees and executives.

The Spencer Agreement has a term of one year, subject to automatic extension for additional one-year periods thereafter.  During the term of the Spencer Agreement and for a period of one year thereafter, Mr. Spencer has agreed not to compete with the Bank or the Company within the Jacksonville statistical metropolitan area.

If Mr. Spencer’s employment is terminated by the Company or the Bank without “cause” (as set forth in the Spencer Agreement), Mr. Spencer will be entitled to receive his base salary for a period of one year following termination, and any unvested portion of the Spencer Options will become immediately vested. If Mr. Spencer’s employment is terminated by the Company or the Bank for “cause,” Mr. Spencer is not entitled to any severance payment and under the agreement, there will be no accelerated vesting of the Spencer Options. If Mr. Spencer terminates his employment for “good cause” (as set forth in the Spencer Agreement) other than as a result of a “change in control” (as defined in the Spencer Agreement), Mr. Spencer will be entitled to receive his base salary for two months following termination and any unvested Spencer Options will become immediately vested.  If Mr. Spencer’s employment is terminated as a result of a change in control, Mr. Spencer will be entitled to receive his base salary for a period of two years following termination, and any unvested Spencer Options will become immediately vested.

Scott M. Hall.  Under the Bank’s employment agreement with Scott M. Hall, as amended to date (the “Hall Agreement”), Mr. Hall currently earns a base salary of $210,000 and his base salary is reviewed on an annual basis.  Under the Hall Agreement, Mr. Hall is also entitled to receive incentive compensation and bonuses as may be determined from time to time by the Bank’s board of directors, and to participate in and receive the benefits of any stock option plans, stock ownership plans, profit sharing plans, 401(k) plans, or other plans, benefits and privileges given to the Bank’s employees and executives.  The Organization and Compensation Committee will consider executive bonuses at the beginning of each calendar year based on the Company’s performance in the previous year.  No bonus was awarded for 2013 or 2012; however, in 2013, Mr. Hall was awarded stock options to purchase 15,000 shares of the Company’s common stock and, in 2012, Mr. Hall was awarded stock options to purchase 750 shares of the Company’s common stock.

The Hall Agreement has a rolling one-year term.  The Hall Agreement contains a 12-month noncompetition provision against employment in the financial services industry with any business enterprise or business entity, or person whose intent is to organize a financial institution in Duval County or Clay County; however, such provision is limited to a three-month period if Mr. Hall is terminated due to a “change in control” (as defined in the Hall Agreement).

If the Bank terminates Mr. Hall’s employment for a reason other than for “just cause” (as defined in the Hall Agreement) or Mr. Hall terminates his employment for “good reason” (as defined in the Hall Agreement), then the Bank must pay an amount equal to his annual base salary and any incentive compensation or bonus to which he would have been entitled under the Hall Agreement.  These payments will be made in substantially equal semi-monthly installments until paid in full.   If Mr. Hall’s employment is terminated as a result of a change in control or a change in control occurs within 12 months of his involuntary termination or termination for good reason, then Mr. Hall is entitled to a severance payment equal to 2.99 times the highest annual salary and bonus Mr. Hall was paid or entitled to in the two years preceding termination, which amount shall be paid within 10 days following the separation of service.  Furthermore, unless Mr. Hall is terminated for just cause, or Mr. Hall terminates his employment for other than good reason, the Bank is also required to maintain in full force and effect all employee benefit plans and programs in which Mr. Hall was participating before termination for the remainder of the Hall Agreement, or 12 months, whichever is longer.

Margaret A. Incandela.  Under the Company’s employment agreement with Margaret A. Incandela (the “Incandela Agreement”), Ms. Incandela currently earns a base salary of $250,000, which may be increased from time to time at the sole discretion of the Board, and she may earn an annual cash bonus of up to 33 1/3% of her base salary, which actual amount will be determined at the sole discretion of the Board.  No bonus was awarded in 2013 or 2012.  Pursuant to the Incandela Agreement and as a result of the closing of the Company’s December 2012 private placement, Ms. Incandela was entitled to an award under the Stock Incentive Plan (defined below) of restricted shares of common stock and/or options to purchase shares of the Company’s common Stock in an amount equivalent to up to 75,000 shares of common stock, which award was granted on October 8, 2013.  Ms. Incandela is also entitled to participate in all medical and health care benefit plans provided by the Bank for its employees, and any current or future employee benefit plans and arrangements in which executive officers of the Company or the Bank are permitted to participate.

The term of the Incandela Agreement is three years, subject to automatic extension for additional one-year periods thereafter.  During the term of the Incandela Agreement and for a period of one year thereafter, Ms. Incandela has agreed not to compete with the Bank or the Company within the Jacksonville statistical metropolitan area, or solicit employees from the Bank or the Company.

If Ms. Incandela’s employment is terminated for “cause” (as defined in the Incandela Agreement), upon a determination that her performance is not satisfactory or as a result of non-renewal of the Incandela Agreement, Ms. Incandela will be entitled to receive her base salary through her termination date only.  If Ms. Incandela’s employment is terminated for any other reason, other than as a result of an uncured breach of the Incandela Agreement by the Company and/or the Bank following a change-in-control (as defined in the Incandela Agreement), or a change in her position or duties following a change-in-control, Ms. Incandela will be entitied to receive her base salary for a period of one year following her termination date.  If Ms. Incandela’s employment is terminated following a change-in-control as a result of (i) an uncured breach of the Incandela Agreement by the Company and/or the Bank, or (ii) a change in her position or duties, Ms. Incandela will be entitled to receive her base salary for a period of two years following her termination date.  Upon an early termination of Ms. Incandela’s employment, any unvested awards she held will be forfeited, except in the event that she terminates her employment because of an uncured beach of the Incandela Agreement by the Company and/or the Bank, or a change in her position or duties, in which case any unvested awards she held as of the termination date will be automatically vested in full.

Donald F. Glisson, Jr.  On September 26, 2013, the Board approved director fees payable to Mr. Glisson in the amount of $10,000 per month to be paid retroactively as of July 1, 2013, in consideration of Mr. Glisson’s then-current role as the interim principal executive officer of the Company, and under no formal agreement.  See “Director Compensation” below for more information.

Stephen C. Green.  On June 27, 2013, in connection with Mr. Green’s resignation as President and Chief Executive Officer of the Company, and as Chief Executive Officer of the Bank, Mr. Green, the Company and the Bank entered into a separation, release and non-disparagement agreement (the “Green Agreement”) under which the Company agreed to provide Mr. Green with severance payments equivalent to his base salary for a period of 18 months, in the sum of $450,000.  Mr. Green agreed to unconditionally release and discharge the Company and the Bank, and certain of their related parties, from all claims, liabilities and obligations, except certain claims relating to retirement and employee benefits.  The Green Agreement also affirmed Mr. Green’s covenant not to compete with the Company or the Bank for a period of one year.

DIRECTOR COMPENSATION
Non-employee directors have agreed to a cash-only compensation plan for payment of director fees, payable quarterly at various rates for the preceding quarter, based on attendance at Board and committee meetings either in person or by telephone, except as set forth below.

For the year ended December 31, 2013, the components of non-employee compensation for Company directors were as follows:
•	Annual retainer: $6,000
•	Board chairperson annual retainer: $1,000
•	Committee chair annual retainer: Audit Committee--$1,000; other committees--$500
•	Board meeting attendance: in person--$300 per meeting; by phone--$150 per meeting
•	Committee meeting attendance: in person--$200 per meeting; by phone--$100 per meeting

For the year ended December 31, 2013, the components of non-employee director compensation for Bank directors were as follows:
•	Annual retainer: $6,000
•	Board chairperson annual retainer: $1,000
•	Committee chair annual retainer: $500
•	Board meeting attendance: in person--$300 per meeting; by phone--$150 per meeting
•	Committee meeting attendance: in person--$200 per meeting; by phone--$100 per meeting

The following table summarizes director compensation in 2013, except as set forth below:

Director	Fees Earned or Paid in Cash ($)
John A. Delaney (1)	8,042
James M. Healey	25,700
William R. Klich (2)	8,200
John W. Rose (3)	24,000
Price W. Schwenck	24,450
Charles F. Spencer	18,850
Terrie G. Spiro (2)	8,200
John P. Sullivan (3)	27,840
Gary L. Winfield	21,517

(1)	Mr. Delaney joined the Company’s board of directors on June 27, 2013.
(2)	Joined the Company’s board of directors on June 27, 2013 and resigned as a director of the Company and the Board in January 2014.
(3)	The Company pays directly to CapGen Capital Advisors, LLC 80% of the director fees earned by Messrs. Rose and Sullivan.

On September 26, 2013, the Board approved director fees payable to Mr. Glisson in the amount of $10,000 per month to be paid retroactively as of July 1, 2013, in addition to the standard director fees described above.  The compensation, which Mr. Glisson began receiving on October 15, 2013, was paid quarterly and was approved based on Mr. Glisson’s then-current role as the interim principal executive officer.  Effective January 2014, in connection with Mr. Glisson’s appointment as Executive Chairman of the Company, the Board approved director fees payable to Mr. Glisson in an aggregate amount of $10,000 per month, paid quarterly, in lieu of the standard director fees described above.  In addition, in December 2013, the Board granted to Mr. Glisson options to purchase 100,000 shares of common stock at an exercise price of $12.64.  Because Mr. Glisson served as the Company’s interim principal executive officer for six months in 2013, his compensation is reported on the “Summary Compensation Table” above.

EQUITY COMPENSATION PLANS INFORMATION
The following table sets forth the securities authorized for issuance under the Company’s equity incentive plans as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders: Options	312,401	$17.08	36,113	(1)
Restricted Stock Units	1,268	N/A
Equity compensation plans not approved by security holders	--	--	--
Total	313,669	$17.08	36,113

(1)	Represents shares available for issuance pursuant to grants of awards under the 2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan, as amended (the “Stock Incentive Plan”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has granted loans to and accepted deposits from its executive officers, directors and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers not related to the Company and which did not involve more than the normal risk of collectibility or present other unfavorable features.

Insiders’ transactions with the Bank will be promptly and fully disclosed to the Board.  Fees and payments to insiders will be appropriate based on the type, level, quality and value of goods or services the Bank is receiving.  Fees and other payments will directly relate to, and be based solely upon, the fair value of goods or services received, compensation for goods or services that meet legitimate needs of the Bank, and be made only to service providers who have the necessary expertise to provide the services.

LINES OF CREDIT
On January 1, 2011, certain of the Company’s directors, and in some cases their affiliated entities or family members, participated in extending a line of credit to the Company in the aggregate amount of $2.0 million.  Each such lender and the Company executed a loan agreement evidencing the line of credit, and the Company executed a revolving loan note in favor of each lender, forms of which documents have been filed with the Securities and Exchange Commission (the “SEC”).  Interest on the line of credit accrues at 8% per annum and is payable quarterly in arrears.  All amounts borrowed under the line of credit are due and payable by the Company by January 1, 2015, unless payable sooner pursuant to the provisions of the loan agreement.  In connection with the Company’s December 2012 private placement (described further below under “December 2012 Private Placement”), a portion of the Company’s debt outstanding under the line of credit was cancelled in consideration of the issuance of shares of Series A preferred stock in the private placement to certain holders of such debt.  Effective July 1, 2013, participants in the Company’s 2012 private placement who purchased shares of Series A preferred stock (which subsequently converted into shares of the Company’s common stock and nonvoting common stock) through the cancellation of debt under the line of credit described above, elected to reduce their loan commitments under this line of credit based on the amount previously utilized to purchase shares in the private placement.  These amounts are described in footnotes on the table below.  In addition, this line of credit was paid down in October 2013.  More specific information about the directors’ and related persons’ participation in this line of credit is provided below.

					For the year ended December 31, 2012			For the year ended December 31, 2013
Name	Relationship to Company	Original Amount of Line of Credit		Amount of Principal Outstanding as of February 28, 2014	Largest Amount of Principal Outstanding	Amount of Principal Paid(1)	Amount of Interest Paid(2)	Largest Amount of Principal Outstanding	Amount of Principal Paid	Amount of Interest Paid(3)
R.C. Mills	Former director	$200,000		-0-	$200,000	-0-	$16,267	$200,000	$200,000	$16,222
Donald E. Roller	Former director	$300,000		-0-	$300,000	-0-	$24,400	$300,000	$300,000	$24,333
Chelsea Rose	Daughter of John W. Rose, Director	$100,000		-0-	$100,000	-0-	$8,134	$100,000	$100,000	$10,156
Cheryl H. Rose (through IRA)	Wife of John W. Rose, Director	$100,000	(4)	-0-	$100,000	$100,000	$8,134	-0-	-0-	-0-
John W. Rose (through retirement account)	Director	$300,000	(5)	-0-	$300,000	$300,000	$24,401	-0-	-0-	-0-
Price W. Schwenck	Director and former executive officer	$200,000	(6)	-0-	$200,000	$200,000	$16,267	-0-	-0-	-0-
John P. Sullivan (through revocable trust)	Director	$200,000	(7)	-0-	$200,000	$200,000	$12,178	-0-	-0-	-0-
Triad Financial Services, Inc.	Owned and Controlled by Donald F. Glisson, Jr., Chairman of the Board and Executive Chairman	$200,000	(8)	-0-	$200,000	$200,000	$16,267	-0-	-0-	-0-

(1)	Reflects amounts cancelled in connection with the Company’s December 2012 private placement in consideration for shares of Series A preferred stock (further described below).

(2)	Includes non-utilization fees paid in 2012.

(3)	Includes non-utilization fees paid in 2013.

(4)	Elected to reduce commitment under line of credit by $100,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

(5)	Elected to reduce commitment under line of credit by $300,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

(6)	Elected to reduce commitment under line of credit by $200,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

(7)	Elected to reduce commitment under line of credit by $200,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

(8)	Elected to reduce commitment under line of credit by $200,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

In September/October 2011, an additional line of credit in the aggregate of $2.0 million was extended to the Company by certain of the Company’s directors and, in some cases, their affiliated entities or family members.  Each such lender and the Company executed a loan agreement evidencing the line of credit, and the Company executed a revolving loan note in favor of each lender, forms of which documents have been filed with the SEC.  Interest on the line of credit accrues at 8% per annum and is payable quarterly in arrears.  All amounts borrowed under the line of credit are due and payable by the Company by January 1, 2015, unless payable sooner pursuant to the provisions of the loan agreement.  The terms of this additional line of credit are substantially the same as the January 2011 line of credit.  In connection with the Company’s December 2012 private placement, a portion of the Company’s debt outstanding under the line of credit was cancelled in consideration of the issuance of shares of Series A preferred stock in the private placement to certain holders of such debt.  Effective July 1, 2013, participants in the Company’s 2012 private placement who purchased shares of Series A preferred stock (which subsequently converted into shares of the Company’s common stock and nonvoting common stock) through the cancellation of debt under the line of credit described above, elected to reduce their loan commitments under this line of credit based on the amount previously utilized to purchase shares in the private placement.  These amounts are described in footnotes on the table below.  In addition, this line of credit was paid down in October 2013.  More specific information about the directors’ and related persons’ participation in this line of credit is provided below.

					For the year ended December 31, 2012			For the year ended December 31, 2013
Name and Nature of Holdings	Relationship to Company	Original Amount of Line of Credit		Amount of Principal Outstanding as of February 28, 2014	Largest Amount of Principal Outstanding	Amount of Principal Paid(1)	Amount of Interest Paid(2)	Largest Amount of Principal Outstanding	Amount of Principal Paid	Amount of Interest Paid(3)
R.C. Mills (together with spouse as tenants by the entirety)	Former director	$300,000		-0-	$300,000	-0-	$16,847	$300,000	$300,000	$24,333
Donald E. Roller (living trust)	Former director	$200,000		-0-	$200,000	-0-	$10,028	$200,000	$200,000	$16,222
Chelsea Rose	Daughter of John W. Rose, Director	$50,000		-0-	$50,000	-0-	$2,664	$50,000	$50,000	$5,041
John W. Rose (together with spouse)	Director	$100,000	(4)	-0-	$100,000	$100,000	$5,363	-0-	-0-	-0-
John W. Rose (through retire-ment account)	Director	$150,000	(5)	-0-	$150,000	$150,000	$9,240	-0-	-0-	-0-
Price W. Schwenck	Director and former executive officer	$300,000		-0-	$300,000	-0-	$18,297	$300,000	$300,000	$30,267
Triad Financial Services, Inc.	Owned and Controlled by Donald F. Glisson, Jr., Chairman of the Board and Executive Chairman	$50,000	(6)	-0-	$50,000	$50,000	$2,500	-0-	-0-	-0-

(1)	Reflects amounts cancelled in connection with the Company’s December 2012 private placement in consideration for shares of Series A preferred stock (further described below).

(2)	Includes non-utilization fees paid in 2012.

(3)	Includes non-utilization fees paid in 2013.

(4)	Elected to reduce commitment under line of credit by $100,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

(5)	Elected to reduce commitment under line of credit by $150,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

(6)	Elected to reduce commitment under line of credit by $50,000, an amount previously utilized to purchase shares in the Company’s December 2012 private placement, effective July 1, 2013.

DECEMBER 2012 PRIVATE PLACEMENT
As disclosed in the Company’s filings with the SEC and in the table below, certain of the Company’s directors and executive officers, their related interests and/or their immediate family members, invested, through individual subscription agreements, in the Company’s $50 million private placement that closed on December 31, 2012.  These investments aggregated approximately $2.1 million for a total of 2,065 shares of the Company’s Series A preferred stock.  Consideration for these shares consisted of $0.8 million in cash and $1.3 million in the cancellation of outstanding debt under the lines of credit described above.   In the conversion of the Series A preferred stock on February 19, 2013, such persons received an aggregate of 206,500 shares of common stock and nonvoting common stock.  The table below provides more detail regarding these investments.

Name and Nature of Ownership	Relationship to Company	Amount Invested in Private Placement	Number of Series A Preferred Shares Purchased in Private Placement	Total Shares of Common Stock and Nonvoting Common Stock Issued in Conversion of Series A Preferred Stock
John M. Green	Brother of Stephen C. Green, former executive officer and director	$300,000	300	30,000
Stephen C. Green	Former executive officer and director	$100,000	100	10,000
Scott M. Hall	Executive Vice President & Bank President	$5,000	5	500
Valerie A. Kendall	Executive Vice President & Chief Financial Officer	$10,000	10	1,000
Cheryl Rose (through retirement account)	Spouse of John W. Rose, Director	$100,000	100	10,000
John W. Rose (individually, together with spouse and through retirement account)	Director	$900,000	900	90,000
Price W. Schwenck	Director	$200,000	200	20,000
John P. Sullivan (through revocable trust)	Director	$200,000	200	20,000
Triad Financial Services, Inc.	Owned and Controlled by Donald F. Glisson, Jr., Chairman of the Board and Executive Chairman	$250,000	250	25,000

CapGen Capital Group IV LP (“CapGen”), our largest shareholder, purchased 5,000 shares of the Company’s Series B preferred stock on September 27, 2012 for $5 million, which shares were exchanged on a one-for-one basis for shares of Series A preferred stock in the private placement.  In addition to the 5,000 shares of Series A preferred stock received in the exchange, CapGen and its affiliates (including two of our directors) purchased an aggregate of 25,060 shares of Series A preferred stock in the private placement for $25.1 million.  In the conversion of the Series A preferred stock on February 19, 2013, CapGen and its affiliates received an aggregate of approximately 1.2 million shares of common stock and 1.8 million shares of nonvoting common stock.  Our directors, John W. Rose and John P. Sullivan, are affiliates of CapGen and may be deemed to beneficially own shares owned by CapGen.

Certain of our other then-current significant shareholders purchased shares of Series A preferred stock in the private placement and received shares of common stock and/or nonvoting common stock in the conversion of the Series A preferred stock.  A summary of the investments by our significant shareholders is provided below.

Name and Nature of Ownership	Relationship to Company	Amount Invested in Private Placement	Number of Series A Preferred Shares Purchased in Private Placement	Total Shares of Common Stock and Nonvoting Common Stock Issued in Conversion of Series A Preferred Stock(2)
CapGen Capital Group IV LP(1)	Significant shareholder	$30,060,000	30,060	3,006,000
Mendon Capital Advisors Corp.	Former Significant shareholder	$750,000	750	75,000
Sandler O’Neill Asset Management, LLC	Significant shareholder	$3,000,000	3,000	300,000
Sutherland Asset I, LLC	Former Significant shareholder	$3,000,000	3,000	300,000
Wellington Management Company	Significant shareholder	$7,000,000	7,000	700,000

(1)	Includes amount invested in the Series B preferred shares and the Series A preferred shares issued in exchange for the outstanding Series B preferred shares. Includes investments by affiliates of CapGen.

(2)	Adjusted to reflect the 1-for-20 reverse stock split effective October 24, 2013.

PUBLIC OFFERING OF UNSUBSCRIBED SHARES
As previously disclosed, in September and October 2013, the Company completed the sale of $5 million in common stock, or 500,000 shares (post-split), to participating shareholders in the Company's rights offering and to purchasers in its public offering of the shares unsubscribed for in the rights offering.  On October 4, 2013, Endeavour Regional Bank Opportunities Fund L.P. purchased 250,000 shares of common stock in the public offering of unsubscribed shares, for a total of $2,500,000.  As a result of such purchase, Endeavour became a greater than 5% holder of the Company’s common stock.

AUDIT COMMITTEE REPORT
As set forth in its charter, the Audit Committee assists the Board by reviewing financial reports the Company provides to governmental bodies or the public, monitoring the adequacy of the Company’s internal controls regarding finance and accounting, reviewing the Company’s auditing, accounting, and financial reporting processes generally, and verifying the independence of the Company’s independent auditor.  All auditors employed or engaged by the Company report directly to the Audit Committee.  To fulfill its responsibilities, the Audit Committee recommends the selection of auditors, reviews an annual risk assessment to ensure sufficient audit coverage and reviews all reports of auditors and examiners, as well as management’s responses to such reports, to ensure the effectiveness of internal controls and the implementation of remedial action.  The Audit Committee also recommends to the Board whether to include the audited financial statements in the Annual Report on Form 10-K.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing their relationships with the Company that might bear on their independence, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; discussed with the auditors any relationships that may impact their objectivity and independence; considered whether the provision of nonaudit services was compatible with maintaining the auditors’ independence; and satisfied itself as to their independence.  The Audit Committee also discussed with management and the independent auditor the quality and adequacy of the Company’s internal controls, and the accounting function’s organization, responsibilities, budget and staffing.  The Audit Committee further reviewed with the independent auditor their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditor all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements.

The Audit Committee reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2013 with management and the independent auditor.  Management has the responsibility for preparation of the Company’s financial statements, and the independent auditor has the responsibility for examination of those statements.  Based on this review and the discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The foregoing is submitted by the Audit Committee:  John A. Delaney, James M. Healey, John W. Rose, John P. Sullivan (Chairman) and Gary L. Winfield, M.D.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table indicates the common stock beneficially owned as of February 28, 2014 by each of the Company’s named executive officers and directors, by each person known by us to own beneficially more than 5% of the Company’s common stock, and by all of the Company’s executive officers and directors as a group.  Unless otherwise noted, all shares are held directly by the beneficial owner listed and such person has the sole voting and investment power over such shares.  All amounts are determined as of February 28, 2014 when there were 3,177,090 shares of common stock outstanding and 2,618,005 shares of nonvoting common stock outstanding (on a post-split basis).

	Common Stock		Nonvoting Common Stock
Name of Beneficial Owner (1)	Amount Beneficially Owned(2)	Percent of Class Outstanding	Amount Beneficially Owned	Percent of Class Outstanding
John A. Delaney	5,000	*
Donald F. Glisson, Jr. (3)	76,742	2.38%	-	-
Scott M. Hall (4)	2,327	*	-	-
James M. Healey	276	*	-	-
Margaret A. Incandela(5)	45,000	1.40%
John W. Rose (6)	4,438	*	100,000	3.82%
Price W. Schwenck	21,703	*	-	-
Charles F. Spencer	975	*	-	-
Kendall L. Spencer	-	-	-	-
John P. Sullivan(7)	-	-	20,000	*
Gary L. Winfield	1,490	*	-	-
All executive officers and directors as a group (12 persons)(8)	155,688	4.75%	120,000	4.58%
CapGen Capital Group IV LP (9)	1,334,208	41.99%	1,806,000	68.98%
Endeavour Capital Advisors Inc. (10)	315,392	9.93%	-	-
Sandler O’Neill Asset Management, LLC(11)	243,407	7.66%	50,002	1.91%
Wellington Management Company (12)	266,643	8.39%	462,500	17.67%

*	Less than 1%
(1)	The address of each executive officer and director is c/o Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, Florida 32202.
(2)	Under the rules of the SEC, the determinations of “beneficial ownership” are based upon Rule 13d-3 under the Exchange Act. Under this Rule, shares will be deemed to be “beneficially owned” where a person has, either solely or with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares that a beneficial owner has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Includes 26,591 shares of common stock owned by Mr. Glisson’s company, Triad Financial Services, Inc., as to which he has shared voting and dispositive power. Also includes 50,000 shares of common stock underlying options exercisable within 60 days of February 28, 2014.
(4)	Includes 1,812 shares of common stock underlying options exercisable within 60 days of February 28, 2014.
(5)	Includes 45,000 shares of common stock underlying options exercisable within 60 days of February 28, 2014.
(6)
Includes (i) 4,035 shares of common stock and 45,000 shares of nonvoting common stock as to which Mr. Rose shares voting and dispositive power with his wife, (ii) 403 shares of common stock and 10,000 shares of nonvoting common stock (held through a retirement account) as to which Cheryl Rose, Mr. Rose’s spouse, has sole voting and dispositive power and as to which Mr. Rose disclaims beneficial ownership, and (iii) 45,000 shares of nonvoting common stock which Mr. Rose holds through a retirement account which is self-directed by Mr. Rose.

(7)	Shares of nonvoting common stock are held through the John Sullivan 2012 Credit Shelter Trust, a revocable trust, for which Mr. Sullivan is the settlor. Maureen C. Sullivan, Mr. Sullivan’s spouse, as trustee, has sole voting and dispositive power over such shares.
(8)	Includes 98,499 shares of common stock underlying options which are currently exercisable or will be exercisable within 60 days of February 28, 2014.
(9)	Includes (i) 1,334,208 shares of common stock and 1,553,000 shares of nonvoting common stock owned directly by Capital Group IV LP (“CapGen LP”), (ii) 83,000 shares of nonvoting common stock owned directly by Eugene A. Ludwig, and (iii) an aggregate of 170,000 shares of nonvoting common stock owned directly and indirectly by certain related persons of CapGen LP. Each of the foregoing disclaims beneficial ownership of such securities except to the extent of his or its pecuniary interest therein. Mr. Ludwig is the managing member of CapGen Capital Group IV LLC (“CapGen LLC”), the general partner of CapGen LP, and, together with the investment committee of CapGen LLC, has the power to vote and dispose of the shares listed in the table. The address for CapGen LP is 1185 Avenue of the Americas, Suite 2000, New York, NY 10036. This information is based on CapGen LP’s most recent Schedule 13D and information reported to the Company by CapGen LP.
(10)	Each of Endeavour Capital Advisors Inc. (“Endeavour”), Laurence M. Austin and Mitchell J. Katz have sole voting and dispositive power over the listed shares. Endeavour Regional Bank Opportunities Fund L.P. has sole voting and dispositive power over 306,992 shares. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for Endeavour is 410 Greenwich Avenue, Greenwich, CT 06830. This information is based on Endeavour’s most recent Schedule 13G filing and the information reported to the Company by Endeavour.
(11)	Sandler O’Neill Asset Management, LLC (“SOAM”) and Terry Maltese each share (i) voting and dispositive power over 2,497 shares of common stock with SOAM Market Neutral Master Fund, LP, (ii) voting and dispositive power over 10,669 shares of common stock and dispositive power over 2,267 shares of nonvoting common stock with Malta Hedge Fund, L.P., (iii) voting and dispositive power over 68,104 shares of common stock and dispositive power over 14,467 shares of nonvoting common stock with Malta Hedge Fund II, L.P., (iv) voting and dispositive power over 24,872 shares of common stock and dispositive power over 2,584 shares of nonvoting common stock with Malta Offshore, Ltd., (v) voting and dispositive power over 117,675 shares of common stock and dispositive power over 25,000 shares of nonvoting common stock with SOAM Capital Partners, L.P. and (vi) voting and dispositive power over 19,590 shares of common stock and dispositive power over 2,500 shares of nonvoting common stock with SOAM Phoenix Partners, L.P. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for SOAM is 150 East 52nd Street, 30th Floor, New York, NY 10022. This information is based on SOAM’s most recent Schedule 13G, information reported to the Company by SOAM and the Company’s records.
(12)
Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered with the SEC under Section 203 of the Investment Advisers Act of 1940, as amended. Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of shares of the Company’s common stock and nonvoting common stock that are owned of record by investment advisory clients of Wellington Management. Wellington Management is not the owner of record of such shares and disclaims any pecuniary interest (as such term is defined in Rule 16a-1(a) promulgated under the Exchange Act) in such shares. Wellington Management may be deemed to have beneficial ownership of  266,643 shares of common stock and 462,500 shares of nonvoting common stock that are owned of record by investment advisory clients of Wellington Management. None of Wellington Management’s investment advisory clients is known to have beneficial ownership of 5% or more of the Company’s common stock.  The address for Wellington Management is 280 Congress Street, Boston, MA 02210.  This information is based on Wellington Management’s most recent Schedule 13G filing and information reported to the Company by Wellington Management.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Exchange Act requires the Company’s executive officers and directors and any persons owning more than ten percent of a class of the Company’s stock to file certain reports on ownership and changes in ownership with the SEC.  We believe that the Company’s executive officers, directors and ten percent shareholders filed on a timely basis all reports required by Section 16(a) of the Exchange Act relating to transactions in 2013 involving the Company’s equity securities beneficially owned by them, except for (i) one Form 4 filed by John W. Rose reporting one transaction on an untimely basis, (ii) one Form 4 filed by John P. Sullivan reporting one transaction on an untimely basis, (iii) one Form 4 filed by John A. Delaney reporting eight transactions on an untimely basis, and (iv) one Form 3 and one Form 4 filed by Endeavour Regional Bank Opportunities Fund L.P. reporting four transactions on an untimely basis.  In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of the Company’s directors, officers and ten percent shareholders.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The firm of Crowe Horwath LLP has been the Company’s independent registered public accounting firm since 2004.  Crowe Horwath LLP has been recommended by the Audit Committee and approved by the Board as the Company’s independent auditor for 2014.  Ratification of the Company’s independent auditor is not required by the Company’s Bylaws or otherwise, but the Board has decided to seek such ratification as a matter of good corporate practice.  If the selection of Crowe Horwath LLP is not ratified by the shareholders, the Audit Committee will consider the appointment of a different independent registered public accounting firm.

Representatives of Crowe Horwath will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The firm of Crowe Horwath LLP has served as the Company’s independent auditor since 2004.  The following table presents the fees paid to Crowe Horwath LLP for the fiscal years ended December 31, 2013 and 2012, all of which were pre-approved by the Audit Committee:

AUDIT FEES	2013	2012
AUDIT FEES (1)	$195,000	$190,000
AUDIT RELATED FEES (2)	20,000	56,850
TAX FEES (3)	64,375	50,850
ALL OTHER FEES (4)	99,225	73,850
TOTAL	$378,600	$371,550

(1)	Audit fees consisted of audit work performed in the preparation and review of the Company’s financial statements and for quarterly and annual review of Forms 10-Q and Form 10-K.

(2)	Audit related fees consisted of fees for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes consulting on financial accounting/reporting standards.

(3)	Tax fees consisted principally of assistance related to tax compliance reporting as well as tax consulting services surrounding various transactions in 2012 and 2013.

(4)	Other fees relate to advisory and consulting services for capital raise assistance.

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company is seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the Section 14A of the Exchange Act.  This proposal gives our shareholders an opportunity to express their views on the Company’s executive compensation.

The Company’s executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success.  Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability.  The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders.  Our executive compensation programs also incorporate a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our shareholders.  The Board believes this link between compensation and the achievement of our near-term and longer-term business goals has helped our performance over time and does not encourage excessive risk-taking by management.

The Board encourages you to review carefully the disclosure under “Executive Compensation” in this Proxy Statement, and cast a vote for or against the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to SEC rules in this Proxy Statement, including the compensation tables and narrative discussion under “Executive Compensation,” is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board.  However, our Organization and Compensation Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.  On this non-binding matter, the affirmative vote of at least a majority of the votes cast at the Annual Meeting is required to approve this Proposal 3.  We include this shareholder advisory vote annually and the next such vote will occur at the 2015 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

SHAREHOLDER PROPOSALS
Under the SEC’s rules, shareholders who wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2015 Annual Meeting of Shareholders should deliver a written copy of their proposal to the Company’s principal executive offices no later than November 26, 2014.  Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in the Company’s proxy materials.  Shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the Proxy Statement.  Proposals should be directed to Kendall L. Spencer, President and Chief Executive Officer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202.  To nominate a director at the 2015 Annual Meeting or if you wish to bring any other matter before our 2015 Annual Meeting, you must be a shareholder and deliver written notice to our President and Chief Executive Officer no earlier than January 22, 2015 and no later than February 21, 2015.  The specific requirements as to the written notice to be provided in connection with a director nominee or other shareholder proposal are described in our Articles.  Also, the written notice requirements regarding shareholder recommendations for director nominees are summarized in the section of this Proxy Statement captioned “Board of Directors, Governance and Committees—Director Nominations.”  The Company may solicit proxies in connection with next year’s Annual Meeting of Shareholders that confer discretionary authority to vote on any shareholder proposals of which the Company does not receive notice by February 8, 2015.  A copy of our Articles has been filed with the SEC and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS
We are providing to the Company’s shareholders a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 simultaneously with delivery of this Proxy Statement.  You may obtain additional copies of the Proxy Statement or Annual Report on Form 10-K filed with the SEC by writing to Glenna Riesterer, Corporate Secretary, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202.

We are delivering only one Proxy Statement and Annual Report on Form 10-K to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  We will promptly deliver upon written or oral request a separate copy of this Proxy Statement or the Annual Report on Form 10-K to a shareholder at a shared address to which a single copy was sent.  If you are a shareholder residing at a shared address and would like to request an additional copy of the Proxy Statement or Annual Report on Form 10-K now or with respect to future mailings, or to request to receive only one copy of the Proxy Statement or Annual Report on Form 10-K if you are currently receiving multiple copies, please send your request to the Corporate Secretary at the address noted above or call us at 904-421-3040.

OTHER MATTERS
As of the date of this Proxy Statement, the Board does not anticipate that other matters will be brought before the Annual Meeting.  If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

COST OF SOLICITATION
We will bear the cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement.  The Company will solicit primarily through the mail, and its officers, directors and employees may solicit by personal interview, telephone, facsimile or e-mail proxies.  These people will not receive additional compensation for such solicitations, but the Company may reimburse them for their reasonable out-of-pocket expenses.

Holders of common stock are requested to vote immediately by telephone, by Internet or by completing, signing and dating the accompanying proxy card and promptly returning it in the enclosed addressed, postage-paid envelope.

Kendall L. Spencer
President and Chief Executive Officer

ATTN: VALERIE A. KENDALL P.O. BOX 40466 JACKSONVILLE, FL 32203-0466

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M68264-P48474	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

JACKSONVILLE BANCORP, INC.

The Board of Directors recommends you vote "FOR" the following proposals:

1.	To elect the following Directors for a two-year term:
		For	Against	Abstain
Nominees:

	1a. John A. Delaney	☐	☐	☐

	1b. Kendall L. Spencer	☐	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for 2014; and	☐	☐	☐

3.	To approve, on a non-binding advisory basis, the Company's executive compensation (Say-on-Pay).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

If you have not voted via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.
M68265-P48474

JACKSONVILLE BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I, the undersigned shareholder of Jacksonville Bancorp, Inc. (the "Company"), Jacksonville, Florida, do hereby nominate, constitute and appoint Valerie A. Kendall and Margaret A. Incandela, or any one or more of them, my true and lawful proxy and attorney(s) with full power of substitution for me and in my name, place and stead, to represent and vote all of the common stock, par value $.01 per share, of the Company, held in my name on its books as of February 28, 2014 at the Annual Meeting of Shareholders to be held on Tuesday, April 22, 2014, and at any and all adjournments.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted "FOR" Proposals 1 through 3.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side